[Form of Tax Opinion]
                      [Chapman and Cutler LLP Letterhead]



                                     [DATE]


First Trust Exchange-Traded Fund VI
c/o First Trust Advisors L.P.
120 East Liberty Drive
Suite 400
Wheaton, IL  60187


               Re: Federal Income Tax Consequences of Merger of
 First Trust Dividend and Income Fund with and into a wholly-owned subsidiary of First Trust High Income ETF
 ----------------------------------------------------------------------------


Ladies and Gentlemen:

      You have requested our opinion regarding certain United States federal income tax consequences in connection with merger of First Trust Dividend and Income Fund ("Target Fund") with and into Liberty Street Merger Sub, LLC (the "Merger Sub"), a wholly-owned subsidiary of First Trust High Income ETF (the "Acquiring Fund"), in exchange for shares of the Acquiring Fund, pursuant to the Agreement and Plan of Merger (the "Agreement") dated as of [Date], 2016, (the contemplated transaction in its entirety being hereinafter referred to as the "Merger"). Capitalized terms used in this letter without definition shall have the meanings given them in the Agreement.

      We have acted as special counsel to the Target Fund in connection with the Merger. We are providing our opinion regarding certain federal income tax consequences of the Merger for inclusion in the Registration Statement on Form N-14 of the Acquiring Fund, being filed on the date hereof with the Securities and Exchange Commission. We hereby consent to the filing of this opinion as
Exhibit 12 to the Registration Statement and to the reference to us in the section captioned "Federal Income Tax Consequences" therein. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

      For purposes of this opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, statements and


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representations contained in originals or copies of the Agreement, the exhibits attached thereto, and such other documents and instruments as we have deemed necessary or appropriate. In our examination of the foregoing materials, we have assumed the genuineness of all signatures, legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies. We have assumed that such documents reflect all the material facts relating to the Merger. In addition, we have assumed that the Merger will be consummated in accordance with the terms of such documents and that none of the material terms and conditions contained therein will have been waived or modified prior to the consummation of the Merger.

      In rendering this opinion, we are relying upon the representations and warranties made by Target Fund, Merger Sub and Acquiring Fund in the representation letters provided to us. We have neither been asked to, nor have we undertaken to, verify the accuracy of these and other representations made to us. In this regard, we have assumed that any representation made "to the best of knowledge," "to the knowledge" or similarly qualified is correct without such qualification. As to all matters in which a person making a representation has represented that such person either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, we have likewise assumed that there is in fact no such plan, intention, understanding, or agreement.

      Based upon and subject to the foregoing, it is our opinion that, for United States federal income tax purposes:

            (i) the acquisition by FTHI of all of the assets of FAV solely (except to the extent cash payments are made in lieu of fractional shares) in exchange for Creation Units representing shares of FTHI and the assumption by FTHI of all of the liabilities of FAV, followed by the distribution by FAV to its shareholders of FTHI shares in complete liquidation of FAV, all pursuant to the Plan, constitutes a reorganization within the meaning of Section 368(a) of the Code, and FAV and FTHI will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

            (ii) under Section 361 of the Code, FAV will not recognize gain or loss upon the transfer of FAV's assets to Merger Sub in exchange for FTHI shares, cash in lieu of fractional shares and the assumption of FAV's liabilities by Merger Sub, and FAV will not recognize gain or loss upon the distribution to FAV's shareholders of FTHI shares in liquidation of FAV;

            (iii) under Section 354 of the Code, shareholders of FAV will not recognize gain or loss on the receipt of FTHI shares solely in exchange for FAV shares (except to the extent cash payments are made in lieu of fractional shares);


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            (iv) under Section 358 of the Code, the aggregate basis of FTHI shares received by each shareholder of FAV will be the same as the aggregate basis of FAV shares exchanged therefor (after taking into account cash distributed in lieu of fractional shares);

            (v) under Section 1223(1) of the Code, the holding period of FTHI shares received by each FAV shareholder will include the holding periods of FAV shares exchanged therefor, provided that the FAV shareholder held the FAV shares at the time of the Merger as a capital asset;

            (vi) under Section 1032 of the Code, FTHI will not recognize gain or loss upon the receipt of assets of FAV in exchange for FTHI shares and the assumption by FTHI of all of the liabilities of FAV;

            (vii) under Section 362(b) of the Code, the basis of the assets of FAV transferred to FTHI in the Merger will be the same in the hands of FTHI as the basis of such assets in the hands of FAV immediately prior to the transfer;

           (viii) under Section 1223(2) of the Code, the holding periods of the assets of FAV transferred to FTHI in the Merger in the hands of FTHI will include the periods during which such assets were held by FAV; and

            (ix) FTHI will succeed to and take into account the items of FAV described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the regulations thereunder.

      We express no opinion as to the tax consequences of the Merger except as expressly set forth above, or as to any transaction except the Merger. We also note that certain shareholders of Company may be subject to special rules because of their particular federal income tax status and that the tax consequences of the Merger to such shareholders may accordingly differ from the ones of general application that are described above. This opinion is intended to satisfy a condition precedent to the Merger, is being furnished to you solely for that purpose, and may not be relied upon by any other person without our express written consent.

      Our opinion is based upon the Code, Treasury regulations (proposed, temporary and final) promulgated thereunder, judicial decisions, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant, all as in effect on the date hereof. All such legal authorities are subject to change, either prospectively or retroactively. We are not undertaking hereby any obligation to advise you of any changes in the applicable law subsequent to the date hereof, even if such changes materially affect the tax consequences of the Merger that are set forth above.


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      If any of the facts, assumptions or representations on which our opinion is based is incorrect, we expect you to advise us so that we may consider the effect, if any, on our opinion.

      Our opinion has no binding effect on the Internal Revenue Service or the courts of any jurisdiction. No assurance can accordingly be given that, if the matter were contested, a court would agree with the legal conclusions set forth above.

                                                        Sincerely,



                                                        CHAPMAN AND CUTLER LLP